Exhibit 10.17F
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[AEP Letterhead]
Oxford Mining Company, LLC
c/o Eagle Fuels
330 Oak Park
P.O. Box 291
Cadiz, OH 43907
Attention: Charles Ungurean
December 29, 2008

Re:	Coal Supply Agreement No. 10-62-04-900, dated as of May 21, 2004, as amended, between American Electric Power Service Corporation, as agent for Columbus Southern Power Company (“Buyer”), and Oxford Mining
Company, LLC (formerly Oxford Mining Company, Inc.) (“Seller”)
(the “Agreement”)

Amendment No. 2008-6
Gentlemen:
Reference is made to the above referenced Coal Supply Agreement, as amended, (the “Agreement”) under which Seller is supplying Coal to Buyer. Buyer and Seller hereby agree to amend the Agreement effective as of January 1, 2009 as follows:
1)	Article I, Term and Delivery Period, shall be deleted in its entirety and replaced with the following in lieu thereof:

Article 1, Section 1. The term of this Agreement (the “Term” also referenced herein as the “Delivery Period”) shall commence on the Effective Date, and shall remain in effect until December 31, 2012, unless said Term is accelerated or extended as provided elsewhere in the Agreement.

Article I, Section 2. Provided this Agreement is still in effect, Buyer shall have the optional right, but not the obligation, to extend the Term of this Agreement for two three (3) year option periods, with the first option period beginning January 1, 2013, and extending through December 31, 2015, and the second beginning January 1, 2016, and extending through December 31, 2018. Buyer shall provide Seller with Buyer’s notice of its exercising its election to extend the Term of the Agreement for the next option period at least 180 days prior to the commencement of the next option period. Should Buyer not elect to extend the Term of the Agreement for the first three (3) year option period, then the second three (3) year option period shall no longer be available.

2)	Article II, Section 2.1, Contract Quantity, shall be deleted in its entirety and replaced with the following in lieu thereof:

Section 2.1 Contract Quantity. During the Delivery Period, Seller agrees to sell and deliver to Buyer and Buyer agrees to purchase and accept from Seller, FOB truck or railcar (as applicable) at the Designated Delivery Point, the quantity of Coal set forth herein.

Oxford Mining Company, LLC
Amendment No. 2008-6

Contract Years	Contract Quantity	Specification A Tons	Specification B Tons
2009 - 2011	[*] per year	[*]	(see below)
2012 - 2014	[*] per year	(see below)	(see below)
2015	[*] per year	(see below)	(see below)
2016 - 2018	[*] per year	(see below)	(see below)
For the Delivery Period from January 1, 2009, through December 31, 2011, Seller shall deliver, and Buyer shall accept, no less than [*] Tons per Contract Year of Specification A Coal. Not less than one hundred eighty (180) days prior to each Contract Year commencing with Contract Year 2012 Buyer will notify Seller whether the Conesville Coal Preparation Plant will continue operating during the next Contract Year. For each Contract Year commencing with Contract Year 2012 in which the Conesville Coal Preparation Plant continues operating, Buyer shall nominate a minimum of [*] Tons of Specification A Coal. The remaining Coal to be delivered to Buyer shall consist of Specification B Coal. Provided that the total Tons of Specification A and Specification B Coal shall equal the Contract Quantity, which Quantity may be increased at Buyer’s option, as provided herein, upon thirty (30) days prior written notice to Seller, Buyer may elect to receive (i) more than [*] Tons of Specification A Coal during any Contract Year in which the Conesville Coal Preparation Plant is operating, or (ii) any number of Specification A and Specification B Tons of Coal during any Contract Year in which the Conesville Coal Preparation Plant is not operating.

Such tonnage shall be delivered ratably during each month of each Contract Year unless otherwise agreed to by Buyer and Seller.

Through November 2008, there was a tonnage shortfall of [*] Tons (inclusive of [*] force majeure Tons claimed by Seller during Contract Year 2008). Buyer shall have the right to increase deliveries in any month(s) by up to 25,000 Tons per month with thirty (30) days prior written notice until such time as the [*] Tons have been delivered. The Contract Price to be paid for such Coal shall be the Contract Price in effect when delivered.

Prior to Seller selling any washed Coal to a third party from a preparation plant that commences operation after January 1, 2009, Buyer shall have the right of first refusal to purchase the first [*] Tons of washed Coal processed during any Contract Year from such preparation plant at the price Seller would otherwise sell to a third party (the “First Refusal Price”), provided that if Buyer elects to purchase such washed Coal, the Contract Price for such Coal shall be the First Refusal Price prior to January 1, 2013, and thereafter the First Refusal Price less [*] per Ton. Should Buyer elect to purchase the washed Coal, Seller’s tonnage obligation under this Agreement shall be reduced by the amount of washed Coal that Seller delivers to Buyer. Such washed Coal shall meet the Specification C quality specifications as set forth on Schedule 3.1-A.

During each Contract Year (including any option period[s] elected), Buyer shall have the right to increase the Contract Quantity by 200,000 Tons per half-year (January through June or July through December being a “Contract Half-Year”) (hereinafter the “Half-Year Quantity Option”) by notifying Seller of its election to take such Half-Year Quantity Option at least ninety (90) days prior to the beginning of the applicable Contract Half-Year.

Additionally, for any month(s) through December 2014, Buyer shall have the right at any time, and from time to time, to increase its monthly quantity obligation (i.e. the Contract Quantity for the applicable Contract Year divided by 12) for Specification A and/or Specification B Coal by up to 25,000 Tons (hereinafter the “Monthly Quantity Option”), and thus increase the Contract Quantity by up to 25,000 Tons per month, at any time prior to thirty (30) days prior to the beginning of the applicable delivery month. Such election shall remain in effect until such time as Buyer again gives at least thirty (30) days prior notice of a subsequent election to reduce the monthly quantity obligation by the amount of such increase.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Oxford Mining Company, LLC
Amendment No. 2008-6

3)	The fourth paragraph of Article IV shall be deleted in its entirety and replaced with the following in lieu thereof:

For the first [*] Tons delivered beginning January 1, 2009 (and continuing until such time such amount is delivered), Seller shall deduct [*] per Ton to reimburse Buyer for Buyer’s prepayment to Seller in 2008 for Coal to be delivered in Contract Year 2009.

4)	Article V, Contract Price, shall be deleted in its entirety and replaced with the following in lieu thereof:
ARTICLE V
Contract Price
(a)The Contract Price shall be as follows and adjusted in accordance with Section (b) below:

Contract Price FOB Plant (Per Ton) *
	Specification A	Specification B
January 1, 2009	[*]	[*]

Contract Price FOB Rail Rehobeth (Per Ton) *
	Specification A	Specification B
January 1, 2009	[*]	[*]

Contract Price FOB Rail Cadiz (Per Ton) *
	Specification A	Specification B
January 1, 2009	[*]	[*]

*	For the first [*] Tons to be delivered pursuant to this Agreement in Contract Year 2009, an amount of [*] per Ton shall be added to the Contract Price.
(b) The Labor (Labor shall be deemed to be inclusive of all benefits and related taxes), Health Benefits, Petroleum Products Refined, Explosives, Construction Machinery & Equipment, Other, and Truck Transportation Cost Components shall be adjusted effective July 1 and January 1 of each Contract Year commencing July 1, 2009. At such dates the average of the values of each of the respective indices correlative thereto (as set forth below) for the third, fourth, and fifth preceding months of such dates (i.e., August, September, and October for the January calculation) shall be compared to the average of the values of each of such respective indices for the ninth, tenth, and eleventh preceding months of such dates, and [*] of the respective percentage change (carried out four decimal places, e.g., 6.124% shall be 0.0612) in each of such average index values shall be multiplied by the last previously effective Component amount of the Contract Price correlative thereto. The amounts per Ton of increase or decrease so obtained shall be added to or subtracted from, as the case may be, the last previously effective amount of such respective Component, and the resulting amounts per Ton shall become the then effective amounts per Ton for such Components of the Contract Price.

The amount of the respective Base Prices effective as of January 1, 2009 allocated to each Component thereof, and the index or method to be used for the adjustment of each such Component, beginning July 1, 2009:
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Oxford Mining Company, LLC
Amendment No. 2008-6

“SPECIFICATION A”

Initial Amount Per Ton
Component	FOB Plant	FOB Rehobeth	FOB Cadiz	Index-Method
1. Labor	[*]	[*]	[*]	CEU1021210008 Average Hourly Earnings- Coal Mining
2. Health Benefits	[*]	[*]	[*]	CWUR0000SAM Medical Care
3. Petroleum Products Refined	[*]	[*]	[*]	WPU057 Petroleum Products Refined
4. Explosives	[*]	[*]	[*]	WPU067902 Explosives
5. Construction Machinery	[*]	[*]	[*]	WPU112 Construction Machinery & Equip.
6. Other	[*]	[*]	[*]	CUUR0000SA0 All Urban Consumers Adjusted in accordance with Article V, (c)
7. Per Ton Assessments
Federal Reclamation Fee	0.315	0.315	0.315
FBLET	0.550	0.550	0.550
Ohio Severance Tax	0.252	0.252	0.252
8. Changes in Law	0.000	0.000	0.000	Adjusted in accordance with Article VI

FOB Delivered Price	[*]	[*]	[*]
Truck Transportation Cost	[*]	[*]	[*]	PCU484 — 484— Truck Transportation

January 1, 2009 Contract Price	[*]	[*]	[*]
“SPECIFICATION B”

Initial Amount Per Ton
Component	FOB Plant	FOB Rehobeth	FOB Cadiz	Index-Method
1. Labor	[*]	[*]	[*]	CEU1021210008 Average Hourly Earnings- Coal Mining
2. Health Benefits	[*]	[*]	[*]	CWUR0000SAM Medical Care
3. Petroleum Products Refined	[*]	[*]	[*]	WPU057 Petroleum Products Refined
4. Explosives	[*]	[*]	[*]	WPU067902 Explosives
5. Construction Machinery	[*]	[*]	[*]	WPU112 Construction Machinery & Equip.
6. Other	[*]	[*]	[*]	CUUR0000SA0 All Urban Consumers Adjusted in accordance with Article V, (c)
7. Per Ton Assessments
Federal Reclamation Fee	0.315	0.315	0.315
FBLET	0.550	0.550	0.550
Ohio Severance Tax	0.252	0.252	0.252
8. Changes in Law	0.000	0.000	0.000	Adjusted in accordance with Article VI

FOB Delivered Price	[*]	[*]	[*]
Truck Transportation Cost	[*]	[*]	[*]	PCU484 — 484— Truck Transportation

January 1, 2009 Contract Price	[*]	[*]	[*]
(i) The indices utilized in calculations made pursuant to this Article shall be the indices as they are first published. In the event that the current base or any index referred to in this Article is converted to a new base, then conversion tables published by the U.S. Department of Labor, Bureau of Labor Statistics, shall be used in recomputing the level of any such index. Should publication of any index be discontinued, an index, which is as nearly as practicably equivalent, shall be substituted by mutual agreement of the Parties hereto.

(ii) Seller and Buyer shall keep accurate up-to-date records and books of account showing all costs, payments, price revisions, credits, debits, weights, analyses, and all other data required of each of them for the purpose of administering this Agreement.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Oxford Mining Company, LLC
Amendment No. 2008-6

Each time the price is revised in accordance with this Article, Seller shall furnish to Buyer a detailed statement (a “claim”) showing Seller’s calculations of the price which should then be in effect under the provisions of this Agreement.

Buyer shall make a preliminary review of the claim within a reasonable amount of time. Upon completion of Buyer’s preliminary review, Buyer may submit to Seller a letter explaining the differences, if any, in the price as shown on the claim and the price as determined by Buyer’s preliminary review. Buyer shall then submit a letter agreement to Seller for its countersignature to establish a tentative price adjustment. The price adjustment as agreed to in the fully executed letter agreement, either a debit or credit, shall be processed using Buyer’s normal payment procedures and, if necessary, a tentative retroactive adjustment shall be made by payment to the Party to whom such tentative adjustment is due.

From time to time, representatives of Buyer shall audit Seller’s claim(s) and recommend final price adjustments associated with such claim(s). Thereafter, Buyer shall submit a letter agreement to Seller for its countersignature to establish a final price adjustment. The price adjustment as agreed to in the fully executed letter agreement, either a debit or credit, shall be processed using Buyer’s normal payment procedures and, if necessary, a final retroactive adjustment shall be made by payment to the Party to whom such final adjustment is due.

(iii) For each option period elected, Buyer and Seller shall negotiate the market prices FOB Plant for Specification A and Specification B Coal. In the event that Buyer and Seller are unable to agree upon such market prices within thirty (30) days after Buyer’s notification to Seller of its election to exercise an option, Buyer and Seller shall agree to be bound through arbitration. The arbitration shall be held in Columbus, Ohio, before a single arbitrator in accordance with the procedures of the American Arbitration Association (“AAA”) rules. To be qualified, the arbitrator must have at least ten (10) years extensive experience in the buying or selling of Eastern Coal. There shall be no ex parte communication with the arbitrator. Each Party shall submit to the arbitrator their calculation of the market prices FOB Plant for Specification A and Specification B Coal (as further defined in Schedule 3.1-A) for the option period, along with any supporting documentation. The arbitrator shall be required to select either the Buyer’s or the Seller’s calculation of the market prices for the applicable option period. Once such market prices have been determined, either by agreement or through arbitration, the Contract Prices during the applicable option period shall be such market prices less [*] per Ton. The Parties shall then within thirty (30) days after such determination, determine the Contract Prices FOB Rail Rehobeth and FOB Rail Cadiz based upon the determined market prices for Specification A and Specification B Coal FOB Plant.

(iv)Buyer and its designated representatives and/or agents including but not limited to its auditors, engineers, and geologists, shall at reasonable times, have access to the mine(s) producing Coal under this Agreement, to all support facilities, and to all records pertaining to this Agreement (including but not limited to records pertaining to the Coal reserves); to the production and cost of production records of Coal produced at the production sources specified on Schedule 3.1-B; to all records related to the operation, maintenance, calibration, and testing (including bias testing) of the scales and/or samplers; and to all records pertaining to the costs of transportation hereunder (such access to such cost records shall be only as required for purposes of administering this Agreement).

(c) Assessments — The Contract Price shall be adjusted for changes in the assessment rate to Seller for Federal Reclamation Fee, Federal Black Lung Excise Tax and Ohio Severance Tax. Any adjustment to the Contract Prices for changes in assessments shall be effective on the first day of the calendar month following the effective date of any change occurring after January 1, 2009 (except when such change is effective on the first day of a month in which case such adjustment shall be effective as of such date). Such amounts shall be adjusted for any related tax credits allowed Seller. For the purpose of calculating price adjustments under this section (c), all adjustments shall be deemed to be based on those assessments applicable to surface mining.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Oxford Mining Company, LLC
Amendment No. 2008-6

Buyer and Seller acknowledge that Seller currently takes a deduction for moisture content in excess of inherent moisture when making Federal Reclamation Fee and Federal Black Lung Excise Tax payments for Coal.

5) The second paragraph of Article VI, Section 6.2, Changes in Law, shall be deleted and the following substituted in lieu thereof:

In the event of the enactment, modification, or revision of any Federal, State or local legislation, regulations, rules or mandates issued pursuant thereto, including but not limited to the Federal Mine Safety & Health Act of 1977 and the Surface Mining Control and Reclamation Act of 1977, after January 1, 2009, which affect the bituminous coal industry with respect to the coal reclamation, conservation, environmental protection, mine safety, mine working conditions and practices, ventilation, health, employee retirement programs occupational hazards, research and reclamation and conservation of mined areas, and which increases or decreases Seller’s cost of producing Coal under this Agreement, an appropriate adjustment will be made to the current Contract Price to recognize such changed cost; provided, however, there shall be no changes made in the Contract Price for changed costs associated with labor related benefits or taxes, real or personal property taxes, corporate net income or franchise taxes; and further provided that Buyer shall have the right to terminate this Agreement should any such adjustments cause the Contract Price to be increased by more than [*] of its then current amount or should the total of all such adjustments under this Section 6.2 cause the Contract Price to be increased by more than [*] of its initial amount as of January 1, 2009.

6) Commencing January 1, 2009, Buyer and Seller agree that should Seller’s cumulative shortfall in deliveries be at least [*] Tons as of the end of any Contract Half Year, the first Tons shipped thereafter shall be deemed to be such shortfall Tons and the Contract Price for such Tons shall be reduced by [*] per Ton. This reduction is in addition to any other rights that Buyer may have under the Agreement or at law or in equity relative to any tonnage shortfall.
Except as amended herein, all other provisions of the Agreement shall remain in full force and effect. If you are in agreement with the foregoing, kindly indicate your acceptance thereof by signing the enclosed duplicate of this letter in the space provided and by returning it to this office.
Very truly yours,

Acceptance Date: 12/29/08

/s/ Timothy K. Light
Timothy K. Light	Oxford Mining Company, Inc.
Vice President
Columbus Southern Power Company	By:	/s/ Jeffrey M. Gutman

	Title:	SVP & CEO

xc: W. E. Spiker — Eagle Fuels, Inc.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[OXFORD Letterhead]
DELEGATION OF AUTHORITY
December 23, 2008
In reference to:
Fuel Supply agreement between American Electric Power Service Corporation, as agent for Columbus Southern Power Company and Oxford Mining Company, LLC, fka Oxford Mining Company originally executed May 21, 2004 as amended, contract #10-62-04-900

The undersigned Charles C. Ungurean, President and Chief Executive Officer of OXFORD MINING COMPANY, LLC (Oxford) hereby delegates to Jeff Gutman, Senior Vice President and Chief Financial Officer of Oxford the authority to execute an amendment to the above referred contract on or before December 31, 2008.

This delegation authorizes Mr. Gutman to act in my name and stead to agree and comit to the terms and conditions of the amendment on behalf of Oxford.
Oxford Mining Company, LLC
/s/ Charles C. Ungurean

Charles C. Ungurean, President and
Chief Executive Officer
Attest:	/s/ Linda Whitis
Linda Whitis, Assistant Secretary Oxford Mining Company, LLC
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.